Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 26, 2015 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 12, 2015, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the four nominees for director, each to hold office for a three-year term and until his or her successor has been duly elected and appointed as follows:

Directors	For	Withheld	Abstain	Broker Non-Votes
Anthony J. Asher	272,618,505	10,915,203	299,676	10,951,123
Bernard S. Kobak	266,166,542	17,594,666	72,176	10,951,123
Ben S. Stefanski III	282,582,373	1,170,495	80,516	10,951,123
Meredith S. Weil	266,301,157	17,463,269	68,958	10,951,123

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2015, and voted as follows:

For	Against	Abstain	Broker Non-Votes
294,324,432	312,678	147,397	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

March 3, 2015	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Operating Officer